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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 2)

SupportSoft, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

868587106
						(CUSIP Number)

August 23, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 868587106				13D				Page 2 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-7,793,450-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-7,793,450-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,793,450-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 3 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-7,793,450-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-7,793,450-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,793,450-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 4 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-5,116,800-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-5,116,800-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-5,116,800-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	15.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 868587106				13D			Page 5 of 9 Pages

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of SupportSoft, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 1700, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is part of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 868587106				13D			Page 6 of 9 Pages


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		7,793,450	23.3%
RS Investment Mgmt, L.P.		7,793,450	23.3%
RS Diversified Growth Fund		5,116,800	15.3%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 33,501,459 shares of Common Stock of the Issuer outstanding as of May 15, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 7,793,450 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 7,793,450 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a series Of a Massachusetts Business Trust with shared dispositive power
Over 5,116,800 shares of the Issuer.

CUSIP No. 868587106				13D			Page 7 of 9 Pages

The following is a list of transactions by the filing parties in the last 60 days:

ACCT              DATE          SHARES      AMT        TYPE



DGF               06/24/2002        400        1190    open mkt purch
Sub-advised acct  06/24/2002        100         297    open mkt purch
Sub-advised acct  06/24/2002        200         595    open mkt purch
DGF               06/25/2002      19000       56050    open mkt purch
DGF               06/25/2002       4800       14520    open mkt purch
RS acct           06/25/2002       2800        8260    open mkt purch
RS acct           06/25/2002        700        2117    open mkt purch
Sub-advised acct  06/25/2002        500        1512    open mkt purch
Sub-advised acct  06/25/2002       1800        5310    open mkt purch
Sub-advised acct  06/25/2002        100         295    open mkt purch
Sub-advised acct  06/25/2002        300         907    open mkt purch
Sub-advised acct  06/25/2002       1300        3835    open mkt purch
DGF               06/26/2002      30300       81583    open mkt purch
RS acct           06/26/2002       4400       11847    open mkt purch
Sub-advised acct  06/26/2002       2900        7808    open mkt purch
Sub-advised acct  06/26/2002        300         808    open mkt purch
Sub-advised acct  06/26/2002       2100        5654    open mkt purch
DGF               06/27/2002      18700       51238    open mkt purch
DGF               06/27/2002      27900       72540    open mkt purch
RS acct           06/27/2002       1400        3836    open mkt purch
RS acct           06/27/2002       2100        5460    open mkt purch
RS acct           06/27/2002       1400        3836    open mkt purch
RS acct           06/27/2002       2100        5460    open mkt purch
Sep acct          06/27/2002       1400        3836    open mkt purch
Sep acct          06/27/2002       2100        5460    open mkt purch
Sub-advised acct  06/27/2002       1800        4932    open mkt purch
Sub-advised acct  06/27/2002       2700        7020    open mkt purch
Sub-advised acct  06/27/2002        100         260    open mkt purch
Sub-advised acct  06/27/2002        300         822    open mkt purch
Sub-advised acct  06/27/2002        500        1300    open mkt purch
DGF               06/28/2002      53200      156041    open mkt purch
DGF               06/28/2002      99600      278880    open mkt purch
RS acct           06/28/2002       4000       11732    open mkt purch
RS acct           06/28/2002       7500       21000    open mkt purch
RS acct           06/28/2002       4100       12026    open mkt purch
RS acct           06/28/2002       7600       21280    open mkt purch
Sep acct          06/28/2002       3900       11439    open mkt purch
Sep acct          06/28/2002       7400       20720    open mkt purch
Sub-advised acct  06/28/2002       5300       15545    open mkt purch
Sub-advised acct  06/28/2002       9800       27440    open mkt purch
Sub-advised acct  06/28/2002        100         293    open mkt purch
Sub-advised acct  06/28/2002        200         560    open mkt purch
Sub-advised acct  06/28/2002        900        2640    open mkt purch
Sub-advised acct  06/28/2002       1600        4480    open mkt purch
Sep acct          07/02/2002       2000        5193    open mkt purch
Sub-advised acct  07/02/2002       2700        7010    open mkt purch
Sub-advised acct  07/02/2002        200         519    open mkt purch
Sub-advised acct  07/02/2002       4000       10385    open mkt purch
Sub-advised acct  07/02/2002      10000       25963    open mkt purch
Sub-advised acct  07/02/2002        600        1558    open mkt purch
Sub-advised acct  07/02/2002        500        1298    open mkt purch
DGF               07/03/2002      25400       65672    open mkt purch
DGF               07/03/2002      24600       62115    open mkt purch
Sub-advised acct  07/03/2002       4900       12372    open mkt purch
Sub-advised acct  07/03/2002       5100       13186    open mkt purch
DGF               07/08/2002       4300       10658    open mkt purch
Sub-advised acct  07/08/2002       1300        3222    open mkt purch
DGF               07/09/2002      15400       36498    open mkt purch
Sub-advised acct  07/09/2002       4600       10902    open mkt purch
DGF               07/10/2002      40300       92626    open mkt purch
Sub-advised acct  07/10/2002       9100       20915    open mkt purch
RS acct           07/12/2002       4700       10622    open mkt purch
RS acct           07/12/2002       7300       16498    open mkt purch
Sub-advised acct  07/12/2002       1900        4294    open mkt purch
DGF               07/15/2002       8900       18067    open mkt purch
DGF               07/15/2002        900        1827    open mkt purch
DGF               07/15/2002      12400       24800    open mkt purch
RS acct           07/15/2002       2300        4669    open mkt purch
RS acct           07/15/2002        200         406    open mkt purch
RS acct           07/15/2002       6600       13398    open mkt purch
RS acct           07/15/2002        700        1421    open mkt purch
RS Internet Age   07/15/2002       5500       11097    open mkt sale
RS Internet Age   07/15/2002       5500       11097    open mkt sale
RS Internet Age   07/15/2002       7200       14527    open mkt sale
RS Internet Age   07/15/2002       7200       14527    open mkt sale
RS Internet Age   07/15/2002       2100        4237    open mkt sale
RS Internet Age   07/15/2002       7500       15000    open mkt sale
RS Internet Age   07/15/2002      14600       29199    open mkt sale
RS Internet Age   07/15/2002        400         800    open mkt sale
Sub-advised acct  07/15/2002       5000       10150    open mkt purch
Sub-advised acct  07/15/2002        500        1015    open mkt purch
Sub-advised acct  07/15/2002       7000       14000    open mkt purch
Sub-advised acct  07/15/2002       2200        4466    open mkt purch
Sub-advised acct  07/15/2002        200         406    open mkt purch
Sub-advised acct  07/15/2002       3100        6200    open mkt purch
DGF               07/16/2002       6700       13601    open mkt purch
RS acct           07/16/2002       2900        5887    open mkt purch
RS acct           07/16/2002       8400       17052    open mkt purch
Sub-advised acct  07/16/2002       3800        7714    open mkt purch
Sub-advised acct  07/16/2002       1700        3451    open mkt purch
DGF               07/18/2002      11100       26512    open mkt purch
RS acct           07/18/2002       4900       11704    open mkt purch
RS acct           07/18/2002      13900       33200    open mkt purch
Sub-advised acct  07/18/2002       6200       14809    open mkt purch
Sub-advised acct  07/18/2002       2800        6688    open mkt purch
DGF               07/19/2002       6200       15872    open mkt purch
DGF               07/19/2002      10000       25300    open mkt purch
DGF               07/22/2002      27300       60865    open mkt purch
DGF               07/22/2002       2100        4398    open mkt purch
Sub-advised acct  07/22/2002        400         838    open mkt purch
Sub-advised acct  07/22/2002       4700       10479    open mkt purch
DGF               07/23/2002       3700        7881    open mkt purch
Sub-advised acct  07/23/2002        600        1278    open mkt purch
RS acct           07/24/2002       7600       15105    open mkt sale
RS Info Age       07/24/2002       9500       18881    open mkt sale
RS Info Age       07/24/2002       5700       11328    open mkt sale
DGF               07/25/2002       8600       15606    open mkt purch
RS acct           07/25/2002      10000       19026    open mkt sale
RS Info Age       07/25/2002       3800        7230    open mkt sale
RS Info Age       07/25/2002      12100       23022    open mkt sale
RS Info Age       07/25/2002       4100        7801    open mkt sale
Sub-advised acct  07/25/2002       1400        2540    open mkt purch
RS acct           07/26/2002       9100       16728    open mkt sale
RS Info Age       07/26/2002       8000       14706    open mkt sale
RS Info Age       07/26/2002      10100       18566    open mkt sale
DGF               07/29/2002      14700       27930    open mkt purch
RS acct           07/29/2002       1000        2009    open mkt sale
RS acct           07/29/2002      22300       42369    open mkt sale
RS acct           07/29/2002       2300        4370    open mkt purch
RS acct           07/29/2002      20000       38000    open mkt purch
RS Info Age       07/29/2002       2000        4018    open mkt sale
RS Info Age       07/29/2002       4700        8930    open mkt sale
RS Info Age       07/29/2002      39000       74098    open mkt sale
RS Info Age       07/29/2002       1000        1900    open mkt sale
Sub-advised acct  07/29/2002      12900       24510    open mkt purch
Sub-advised acct  07/29/2002      12100       22990    open mkt purch
Sub-advised acct  07/29/2002       5000        9500    open mkt purch
DGF               07/30/2002        400         915    open mkt purch
DGF               07/30/2002        100         195    open mkt purch
RS acct           07/30/2002      11400       26079    open mkt purch
RS acct           07/30/2002       3600        7015    open mkt purch
RS acct           07/30/2002       8600       19673    open mkt purch
RS acct           07/30/2002       2800        5456    open mkt purch
Sub-advised acct  07/30/2002        800        1830    open mkt purch
Sub-advised acct  07/30/2002        300         585    open mkt purch
Sub-advised acct  07/30/2002        800        1830    open mkt purch
Sub-advised acct  07/30/2002        300         585    open mkt purch
Sub-advised acct  07/30/2002        700        1601    open mkt purch
Sub-advised acct  07/30/2002        200         390    open mkt purch
DGF               07/31/2002        200         492    open mkt purch
RS acct           07/31/2002       5100       12545    open mkt purch
RS acct           07/31/2002       3800        9347    open mkt purch
Sub-advised acct  07/31/2002        300         738    open mkt purch
Sub-advised acct  07/31/2002        300         738    open mkt purch
Sub-advised acct  07/31/2002        300         738    open mkt purch
DGF               08/01/2002        600        1517    open mkt purch
RS acct           08/01/2002      17300       43729    open mkt purch
RS acct           08/01/2002      13200       33366    open mkt purch
Sub-advised acct  08/01/2002       1200        3033    open mkt purch
Sub-advised acct  08/01/2002       1200        3033    open mkt purch
Sub-advised acct  08/01/2002       1100        2780    open mkt purch
DGF               08/02/2002        300         744    open mkt purch
RS acct           08/02/2002      10100       25062    open mkt purch
RS acct           08/02/2002       7600       18859    open mkt purch
Sub-advised acct  08/02/2002        700        1737    open mkt purch
Sub-advised acct  08/02/2002        700        1737    open mkt purch
Sub-advised acct  08/02/2002        600        1489    open mkt purch
DGF               08/05/2002        200         446    open mkt purch
RS acct           08/05/2002       5100       11385    open mkt purch
RS acct           08/05/2002       4000        8930    open mkt purch
Sub-advised acct  08/05/2002        400         893    open mkt purch
Sub-advised acct  08/05/2002        400         893    open mkt purch
Sub-advised acct  08/05/2002        300         670    open mkt purch
DGF               08/06/2002        300         756    open mkt purch
RS acct           08/06/2002      11300       28476    open mkt purch
RS acct           08/06/2002       8400       21168    open mkt purch
Sub-advised acct  08/06/2002        700        1764    open mkt purch
Sub-advised acct  08/06/2002        700        1764    open mkt purch
Sub-advised acct  08/06/2002        700        1764    open mkt purch
DGF               08/07/2002      63900      162843    open mkt purch
RS acct           08/07/2002       3700        9429    open mkt purch
RS acct           08/07/2002       2800        7136    open mkt purch
Sub-advised acct  08/07/2002        300         765    open mkt purch
Sub-advised acct  08/07/2002       3100        7900    open mkt purch
Sub-advised acct  08/07/2002        300         765    open mkt purch
DGF               08/08/2002       8700       23455    open mkt purch
RS acct           08/08/2002        500        1348    open mkt purch
RS acct           08/08/2002        400        1078    open mkt purch
Sub-advised acct  08/08/2002        400        1078    open mkt purch
DGF               08/09/2002      15200       37383    open mkt purch
DGF               08/09/2002     137000      312360    open mkt purch
RS acct           08/09/2002        900        2213    open mkt purch
RS acct           08/09/2002       8700       19836    open mkt purch
RS acct           08/09/2002       7600       17328    open mkt purch
RS acct           08/09/2002        800        1968    open mkt purch
Sep acct          08/09/2002       2700        6156    open mkt purch
Sep acct          08/09/2002        300         738    open mkt purch
Sub-advised acct  08/09/2002        300         684    open mkt purch
Sub-advised acct  08/09/2002        300         684    open mkt purch
Sub-advised acct  08/09/2002        700        1722    open mkt purch
Sub-advised acct  08/09/2002       6300       14364    open mkt purch
Sub-advised acct  08/09/2002        700        1722    open mkt purch
Sub-advised acct  08/09/2002       6400       14592    open mkt purch
Sub-advised acct  08/09/2002       2300        5244    open mkt purch
Sub-advised acct  08/09/2002        200         492    open mkt purch
Sub-advised acct  08/09/2002       4800       10944    open mkt purch
Sub-advised acct  08/09/2002        500        1230    open mkt purch
DGF               08/13/2002       2300        5347    open mkt purch
DGF               08/13/2002       2300        5359    open mkt purch
Sub-advised acct  08/13/2002       2700        6291    open mkt purch
Sub-advised acct  08/13/2002       2700        6277    open mkt purch
DGF               08/20/2002       2500        6102    open mkt purch
Sub-advised acct  08/20/2002       3000        7323    open mkt purch
DGF               08/21/2002       2200        5156    open mkt purch
DGF               08/21/2002       4500       10440    open mkt purch
Sub-advised acct  08/21/2002       2800        6562    open mkt purch
Sub-advised acct  08/21/2002       5500       12760    open mkt purch
DGF               08/22/2002       3500        9010    open mkt purch
Sub-advised acct  08/22/2002       4400       11327    open mkt purch

CUSIP No. 868587106				13D			Page 8 of 9 Pages

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	August 26, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

CUSIP No. 868587106				13D			Page 9 of 9 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	August 26, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer